Windtree Therapeutics Announces Closing of $2.6 Million Private Placement

WARRINGTON, PA – April 4, 2018 - Windtree Therapeutics, Inc. (OTCQB: WINT), a biotechnology company focused on developing aerosolized KL4 surfactant therapies for respiratory diseases, today announced that it has closed a $2.6 million private placement of common stock and warrants with a wholly-owned subsidiary of Lee’s Pharmaceutical Holdings Limited at a purchase price of $4.80 per share. In connection with this offering, the Company issued 541,667 shares of common stock and warrants to purchase 135,417 shares of common stock at an exercise price of $5.52 per share.

H.C. Wainwright & Co. acted as exclusive placement agent for the offering.

The warrants may be exercised starting six months after the closing date and through the seventh anniversary of such closing date. After offering expenses, the Company received net proceeds of approximately $2.5 million.

In connection with the closing, the Company has entered into a Registration Rights Agreement with the investor to provide for registration of the shares of common stock and exercise of the warrants. The Company agreed to use commercially reasonable efforts to file a registration statement covering a portion of the shares with the Securities and Exchange Commission within 90 calendar days following the closing date of the private placement, and to cause such registration statement to be declared effective by the Securities and Exchange Commission within periods designated in the Registration Rights Agreement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from such registration requirements. The securities were offered only to accredited investors.

The securities purchase agreement and other related agreements can be found in the Company’s Current Report on Form 8-K, which is expected to be filed with the Securities and Exchange Commission on or about April 4, 2018.

About Windtree Therapeutics

Windtree Therapeutics, Inc. is a clinical-stage biotechnology company focused on developing novel surfactant therapies for respiratory diseases and other potential applications. Windtree's proprietary technology platform includes a synthetic, peptide-containing surfactant (KL4 surfactant) that is structurally similar to endogenous pulmonary surfactant and novel drug-delivery technologies being developed to enable noninvasive administration of aerosolized KL4 surfactant. Windtree is focused initially on improving the management of respiratory distress syndrome (RDS) in premature infants and believes that its proprietary technology may make it possible, over time, to develop a pipeline of KL4 surfactant product candidates to address a variety of respiratory diseases for which there are few or no approved therapies. For more information, please visit the Company's website at www.windtreetx.com.

Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Examples of such risks and uncertainties, including those related to projections of future cash balances and anticipated cash outflows, risks related to Windtree’s securities offering and its development activities and programs, are described in Windtree’s filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

Contact Information:

John Tattory

Senior Vice President and Chief Financial Officer

215.488.9418

jtattory@windtreetx.com